First PacTrust Bancorp Announces Quarterly Dividend for the 1st Quarter 2012

Company Release – 03/01/2012

Irvine, Calif. (March 1, 2012) – First PacTrust Bancorp, Inc. (NASDAQ: BANC), the holding company for PacTrust Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per share on its outstanding common stock. The dividend will be payable on April 2, 2012 to shareholders of record as of March 12, 2012.   Based upon the trading price as of February 29, 2012 of $11.72, this cash dividend results in an annualized dividend yield of 4.09 percent.”

This will be the fourth cash dividend that is subject to First PacTrust Bancorp’s Dividend Reinvestment Plan (DRIP). All registered shareholders participate in the DRIP program unless an “opt-out” form is submitted to First PacTrust Bancorp’s transfer agent, Registrar and Transfer Company.  Participants in the DRIP program are able to covert the value of their cash dividend into the direct purchase of stock from the company at a 3% discount from the applicable market price.

The company’s stock is traded on the NASDAQ Global Market under the “BANC” symbol. Headquartered in Irvine, CA, First PacTrust Bancorp, Inc. is the parent company of PacTrust Bank. For more information on First PacTrust, please refer to the company’s website at www.firstpactrustbancorp.com. PacTrust Bank currently operates through twelve banking offices primarily serving San Diego, Riverside, Los Angeles, and now Orange County in California.  PacTrust Bank provides customers with the convenience of banking at more than 4,493 branch locations throughout the Unites States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.  For more information on PacTrust Bank branches and services, please see www.pactrustbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission.  You should not place undue reliance on forward-looking statement and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:

First PacTrust Bancorp, Inc.

Gregory A. Mitchell, President and CEO

Phone: (949) 236-5200